Exhibit 4.1

JOINDER AGREEMENT

ECHOSTAR BSS CORPORATION
100 Inverness Terrace East
Englewood, Colorado 80112

ECHOSTAR FSS L.L.C.
100 Inverness Terrace East
Englewood, Colorado 80112

June 12, 2019

Wells Fargo Bank, National Association
150 E. 42nd Street, 40th Floor
New York, New York 10017
Attention: Corporate Trust Services

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 8, 2011, made by EH HOLDING CORPORATION, a Colorado corporation (the “Issuer”), and Wells Fargo Bank, National Association, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, EchoStar BSS Corporation and EchoStar FSS L.L.C., (each, a “New Pledgor” and collectively, the “New Pledgors”), pursuant to Section 3.6 of the Security Agreement. Each New Pledgor hereby agrees to be bound as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Each New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement. Without limiting the generality of the foregoing, each New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Pledgor thereunder. Each New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ECHOSTAR BSS CORPORATION

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: President, Secretary and Treasurer

ECHOSTAR FSS L.L.C.

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Joinder Agreement]

AGREED TO AND ACCEPTED:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent
By: /s/ Alexander Pabon
Name: Alexander Pabon
Title: Assistant Vice President

[Signature Page to Joinder Agreement]